Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated June 20, 2022 relating Fundhomes I, LLC and each of its listed Series, which comprise the consolidated balance sheets as of April 30, 2022, the related consolidated statements of operations, changes in members’ deficit, and cash flows for the period from March 16, 2022 (inception) to April 30, 2022, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

July 14, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com